EXHIBIT 5.1
                                  July 30, 1999

Streicher Mobile Fueling, Inc.
2720 NW 55th Court
Fort Lauderdale, Florida 33309

Ladies and Gentlemen:

         We have acted as counsel to Streicher Mobile Fueling, Inc., a Florida corporation (the "Company"), and have reviewed the Company's Registration Statement on Form S-3 covering (1) 1,150,000 shares of the Company's authorized but unissued common stock, $.01 par value (the "Common Stock"), issuable pursuant to the Company's outstanding redeemable warrants (the "Warrants"), and
(2) 200,000 shares of Common Stock issuable upon exercise of the underwriter's option (the "Option") described in the registration statement (including shares issuable upon exercise of the underlying warrants). It is our opinion that the shares of Common Stock issuable under the Warrants and the Option, when issued upon exercise of and in accordance with the respective terms thereof, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the above referenced Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                Very truly yours,

                                                GREENBERG TRAURIG, P.A.